PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

      For Release: Immediate

      Contact: Albert D. Ciavardelli
            (215) 665-5063

PMA Capital Reports Fourth Quarter 2000 Results

Philadelphia, PA, February 7, 2001 -- PMA Capital Corporation (NASDAQ: PMACA) today announced it had after-tax operating income of $7.0 million, or $0.32 per diluted share, for the fourth quarter of 2000, compared with $9.0 million, or $0.38 per diluted share, for the same period last year. The results for the fourth quarter of 2000 benefited by approximately $1.4 million, or $0.06 per diluted share, from a lower effective tax rate.

For full year 2000, PMA Capital reported an after-tax operating loss of $6.5 million, or $0.29 per share, compared with after-tax operating income of $33.4 million, or $1.40 per diluted share, for 1999. The 2000 loss included a third quarter after-tax charge of $40.0 million ($60.0 million pre-tax) for higher than expected losses and loss adjustment expenses in certain lines of PMA Capital's reinsurance business.

Commenting on the past year's performance, John W. Smithson, President and Chief Executive Officer of PMA Capital stated, "Our consolidated results for full year 2000 did not measure up to our goals due in large part to the reserve strengthening for our reinsurance business in the third quarter of 2000. However, our long-term commitment to the specialty insurance markets that we have served during the past 85 years is stronger than ever. Our significant marketplace vitality and financial condition, coupled with tightening market conditions, should afford us the opportunity to build on the favorable results reported by all of our specialty insurance businesses in the fourth quarter of 2000."

Looking ahead to 2001, Smithson added, "I am pleased with the progress we made in the last quarter of 2000 and through the January 2001 renewal period. Our current expectation for 2001 includes improving earnings resulting in part from the rate increases achieved during 2000, which are expected to continue into 2001 in all three of our specialty insurance businesses. So far in 2001, we have generally experienced marketplace acceptance of our rate increases on both our renewal business and new business opportunities. In instances where the marketplace's pricing is inconsistent with our underwriting and profitability guidelines, we have declined and non-renewed the business. We believe that we are securing the necessary price increases to meet our evaluation of the underwriting exposure, which will allow us to achieve our profit-oriented growth objective for 2001."

Revenues for the fourth quarter of 2000 and 1999 were $177.1 million and $201.5 million, respectively. For the year, revenues were $660.0 million in 2000, compared to $655.1 million in 1999.

Net Income
PMA Capital's consolidated net income for the fourth quarter of 2000 was $12.2 million, or $0.56 per diluted share, compared with $6.6 million, or $0.28 per diluted share, for the same period last year. For the full year, net income in 2000 was $1.3 million, or $0.06 per diluted share, compared with $25.6 million, or $1.08 per diluted share, in 1999.

Included in net income for 2000 were after-tax net realized investment gains of $5.1 million in the fourth quarter and $7.8 million for the year compared with after-tax net realized losses of $2.3 million and $5.0 million for the same periods last year. For 2000, the net realized investment results primarily reflect gains from the sale of equity securities. For 1999, the net realized investment losses principally resulted from sales of investments during a time of rising interest rates in order to capitalize on higher yielding investment opportunities.

Net income for 1999 was also impacted by an after-tax charge of $2.8 million for the implementation of the new accounting rule for insurance-related assessments.

Financial Condition
Total assets were $3.5 billion as of December 31, 2000, compared with $3.2 billion as of December 31, 1999. Shareholders' equity was $440.0 million as of December 31, 2000, compared with $429.1 million as of December 31, 1999. A $32.5 million increase in the after-tax market value of the invested asset portfolio was the largest factor contributing to the improvement in shareholders' equity during 2000.

Book value per share, including unrealized gains and losses, increased 6.2% to $20.40 as of December 31, 2000, compared with $19.21 as of December 31, 1999. Excluding unrealized gains and losses, book value per share declined slightly to $21.07 as of December 31, 2000, compared with $21.22 as of December 31, 1999.

Smithson commented, "PMA Capital has enhanced shareholder value over the past four years through the use of nearly $100 million of capital resources for share repurchases and cash dividends to shareholders. We remain committed to our shareholders' interest in achieving attractive long-term returns on their investment, and we will continually evaluate opportunities to utilize our available capital resources to achieve that goal."

PMA Re
PMA Re reported pre-tax operating income of $6.3 million for the fourth quarter of 2000, compared with pre-tax operating income of $12.5 million for the same period last year. The decline in earnings for the fourth quarter of 2000, compared to last year is due mainly to a higher calendar year loss ratio. For 2000, PMA Re reported a pre-tax operating loss of $7.3 million, compared with pre-tax operating income of $50.3 million for 1999. The decline in earnings in 2000 reflects the third quarter pre-tax charge of $60 million related to the effects of higher than expected loss and loss adjustment expenses.

"Throughout 2000, we focused our efforts on sound underwriting and prudent reserving, and our outlook coming into the fourth quarter was for the current accident year loss ratio to be in the range of 82% to 87%. We are pleased that the loss ratio on premiums earned in the fourth quarter of 2000 was solidly within our range of expectations," stated Smithson. He went on to comment about expectations for 2001, "We believe that the outlook for the reinsurance business in 2001 is positive primarily as a result of improving rate adequacy that is reflected in the price increases we have obtained on our current year renewals. It also appears that the industry recognizes the need for further rate increases in order to achieve more desirable profit margins in the casualty reinsurance business."

Gross premiums written in the fourth quarter of 2000 were $94.2 million, a decline of $8.2 million, or 8.1%, compared to the fourth quarter of 1999. For all of 2000, gross premiums written increased 14.9% to $394.8 million, compared to 1999. The improvement in gross premiums written in 2000 primarily reflects the success of the Finite Risk/Financial Products unit in achieving targeted growth by providing non-traditional reinsurance coverages mostly to small- and medium-sized insurers. Also contributing to the growth in gross premiums written were price increases in all segments of PMA Re's business. Partially offsetting this growth was a decline in premiums for the Specialty treaty unit due to competitive rates and conditions in the professional liability market, which forced PMA Re to non-renew business that did not meet its price guidelines.

PMA Re's premiums written, net of reinsurance, declined in 2000 to $68.8 million for the fourth quarter and $261.5 million for the full year compared with $96.4 million and $279.0 million for the same periods last year. The decrease in net premiums written reflects higher levels of ceded premiums during 2000. Substantially all of the increase in ceded premiums was caused by additional premiums under existing retrocessional contracts covering the higher than expected losses recognized during the third quarter of 2000. Also contributing to the increase in ceded premiums was the effect of one large casualty reinsurance treaty, on which substantially all of the assumed premiums were retroceded.

The combined ratio, as computed using generally accepted accounting principles (GAAP), was 109.4% for the fourth quarter of 2000, compared with 102.5% for the same period last year. The GAAP combined ratio was lower in 1999 compared with 2000 due largely to favorable prior accident year loss development in 1999. For full year 2000, the GAAP combined ratio increased by 20.8 points to 123.3%, compared with 102.5% for 1999, due to the effects of the higher than expected losses and loss adjustment expenses in the third quarter of 2000 primarily in PMA Re's pro rata business for the 1998 and 1999 accident years.

Net investment income was $13.0 million and $51.1 million for the fourth quarter and full year 2000, respectively, compared with $15.1 million and $57.7 million for the same periods last year. These declines principally reflect an increase in interest credited on ceded retrocessional funds held treaties, which is recorded as a decrease in net investment income. Excluding the impact of the interest credited on funds held treaties, net investment income increased modestly in 2000 due to higher yields on invested assets resulting from a portfolio shift toward higher yielding invested assets, which was substantially completed by the beginning of the fourth quarter of 1999.

The PMA Insurance Group
The PMA Insurance Group reported pre-tax operating income of $5.2 million for the fourth quarter of 2000, up 9% from $4.8 million for the same period last year. For 2000, pre-tax operating income was $21.6 million, an increase of 18.7%, compared with $18.2 million for the same period last year. These increases are due to better underwriting results reflecting improving prices on both new and renewal business, partially offset by lower investment income for the year.

Net premiums written were $45.9 million for the fourth quarter of 2000 and declined $5.4 million from the prior year's quarter. For the year, net premiums written were $268.8 million in 2000, an increase of $35.1 million, or 15.0%, compared to 1999. The increase in net premiums written in 2000 primarily resulted from a $40.9 million improvement in direct premiums written due largely to focused growth and continued price improvements in workers' compensation and all other commercial lines.

"The PMA Insurance Group has reported steadily improving premium growth and, more importantly, growth in earnings. Within today's highly competitive landscape in the commercial lines market, especially workers' compensation, which is a significant line of business for us, The PMA Insurance Group has achieved profitable growth at a measured pace. Its strength and foundation remains that of a highly regarded, regional commercial lines writer with broadening product capabilities and market reach. We think these attributes will provide continued profitable growth for The PMA Insurance Group especially as rates continue to firm in the workers' compensation and other commercial lines of business. Our expectations are for the consistent and sustained pricing improvements present throughout 2000 to continue into 2001," commented Smithson.

The GAAP combined ratio, excluding Run-off Operations, in 2000 was 112.0% for the fourth quarter and 110.0% for the full year, both of which improved from the corresponding periods last year when the GAAP combined ratio was 112.3% and 113.3%, respectively.

Net investment income, excluding Run-off Operations, increased slightly in the fourth quarter of 2000 due to lower investment expenses. For 2000, there was a decline of $2.0 million in net investment income due largely to a lower invested asset base.

The PMA Insurance Group's Run-off Operations, which reinsure certain obligations primarily associated with workers' compensation claims for the years 1991 and prior, had pre-tax operating income of $239,000 and $131,000 in the fourth quarter of 2000 and 1999, respectively. For full year 2000 and 1999, the Run-off Operations were essentially breakeven with pre-tax operating losses of $45,000 for 2000 and $189,000 for 1999. Effective December 31, 2000, all of the remaining loss reserves of the Run-off Operations were ceded to a third party under an assumption reinsurance arrangement. As a result of this transaction, The PMA Insurance Group will no longer report separate results for the Run-off Operations.

Caliber One
Caliber One reported essentially breakeven results for the fourth quarter of 2000, compared with pre-tax operating income of $922,000 for the same period last year. For the year 2000, Caliber One had a pre-tax operating loss of $7.0 million, compared with operating income of $83,000 in 1999. The decline in Caliber One's operating results for 2000, both for the fourth quarter and full year, is a result of higher than expected underwriting losses in certain casualty and, to a lesser extent, property lines of business. Partially offsetting these declines was higher investment income for the fourth quarter and full year.

Commenting on Caliber One, Smithson stated, "Since Caliber One's inception in 1997, we have succeeded in establishing a meaningful presence for ourselves in the excess and surplus lines marketplace. Although Caliber One's operating results have not yet contributed positively to PMA Capital's overall results, we remain committed to this market and expect that the improvements we have made at Caliber One will afford us the potential for positive earnings trends going forward. In 2000, Caliber One realized improved rate adequacy and we expect this favorable trend to continue into 2001."

Caliber One's net premiums written in 2000 were $3.3 million for the fourth quarter and $16.0 million for the year, compared with $20.6 million and $51.2 million for the same periods in 1999. The decline in net premiums written in 2000 is due to the increased use of reinsurance and cancellation of certain professional liability policies during 2000.

Net investment income in 2000 improved by $450,000 for the fourth quarter and $2.0 million for the year, compared with the same periods last year, due largely to higher invested assets.

Corporate and Other
The Corporate and Other segment includes unallocated investment income and expenses, including debt service, as well as the results of certain of the Company's real estate properties. For the fourth quarter of 2000 and 1999, pre-tax operating losses for this segment were $2.9 million and $4.5 million, respectively. For all of 2000 and 1999, pre-tax operating losses in the Corporate and Other segment were $19.1 million and $20.8 million, respectively. For both 2000 and 1999, interest expense of approximately $12 million in each year was the largest component of this segment's net operating losses.

Share Repurchase Plan
During 2000, PMA Capital repurchased 989,000 shares of its Class A Common Stock at a cost of $18.4 million (average per share price was $18.64). From the beginning of the share repurchase program in February 1998 through December 31, 2000, PMA Capital has repurchased a total of 3.5 million shares, or 15%, of its outstanding Class A Common Stock at a total cost of $67.5 million (average per share price was $19.23). The remaining share repurchase authorization as of December 31, 2000 was $22.5 million.

Quarterly Dividends
PMA Capital also announced today that its Board of Directors declared a regular quarterly dividend on its Class A Common Stock of $0.105 per share to shareholders of record on March 12, 2001. The dividends will be paid on April 2, 2001. PMA Capital has paid dividends to its shareholders every year since the company was formed in 1915.

Business Outlook
Based on management's current expectations, the estimated range of consolidated pre-tax operating earnings for 2001, a key performance measure, is between $1.35 and $1.55 per diluted share. This statement is forward-looking, and actual results may differ materially. Please see the Cautionary Statements that follow for the factors that may cause actual results to differ materially from our current expectations.

Status of Business Outlook
PMA Capital's corporate representatives authorized to speak on behalf of the Company may meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, PMA Capital's spokespersons may reiterate the Business Outlook published in this press release. At the same time, PMA Capital will keep this press release and Business Outlook publicly available on its website at http://www.pmacapital.com. Prior to the start of the Quiet Period (described below), the public can continue to rely on this Business Outlook as still being PMA Capital's current expectations on matters covered, unless PMA Capital publishes a press release stating otherwise.

Beginning April 18, 2001, PMA Capital will observe a "Quiet Period" during which the Business Outlook as provided in this press release and the Company's annual report on Form 10-K no longer constitute the Company's current expectations. During the Quiet Period, the Business Outlook in these documents should be considered to be historical, speaking as of prior to the beginning of the Quiet Period only and not subject to update by the Company. During the Quiet Period, PMA Capital spokespersons will not comment concerning the Business Outlook or PMA Capital's financial results or expectations. The Quiet Period will extend until the day when PMA Capital's next quarterly Earnings Release is published, currently scheduled for May 2, 2001.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release, including in the Business Outlook section and made by John W. Smithson, and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the "Company") that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company's current operating plans based on assumptions regarding future events. The Company's actual results could differ materially from those expected by the Company's management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

  changes in general economic conditions, including the performance of financial markets and interest rates;
  regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of or demand for the Company's products or otherwise affect the ability of the Company to conduct its business;
  competitive conditions resulting from the significant amount of capital in the property and casualty insurance marketplace that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
  the effect of changes in workers' compensation statutes and their administration;
  the Company's ability to predict and effectively manage claims related to insurance and reinsurance policies;
  reliance on key management;
  adequacy of reserves for claim liabilities;
  adverse property and casualty loss development for events the Company insured in prior years;
  adequacy and collectibility of reinsurance purchased by the Company;
  severity of natural disasters and other catastrophes;
  the effect of claims related to Year 2000 systems problems ("Y2K Problems") asserted against the Company by insureds in which coverage is found to exist by courts in various jurisdictions, and the costs of any litigation with respect to Y2K Problems regardless of whether coverage is found; and
  other factors disclosed from time to time in the Company's most recent Forms 10-K, 10-Q and 8-K filed by the Company with the Securities and Exchange Commission.

Investors should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital's Fourth Quarter Statistical Supplement, which provides more detailed historical information about PMA Capital and its insurance businesses, is available on our website at http://www.pmacapital.com. Just click on the Investor Information section and access Financial Reports. Alternatively, you can obtain a copy of this report from the Company by sending your request to:

          Albert Ciavardelli
          Vice President - Finance
          PMA Capital Corporation
          1735 Market Street
          Philadelphia, PA 19103

Alternatively, you may send your request by telephone -- 215.665.5063 -- or by e-mail -- aciavardelli@pmare.com.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital's subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) workers' compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.

PMA Capital Corporation
Financial Data
(Dollars in thousands, except per share amounts)

Three months ended December 31,			Year ended December 31,
Income Statement Data:	2000	1999	2000	1999

Net premiums written:
PMA Re	$68,758	$96,370	$261,505	$278,998
The PMA Insurance Group	45,884	51,241	268,839	233,713
Caliber One	3,285	20,556	16,043	51,237
Corporate and Other	(163)	(75)	(832)	(438)

Consolidated	$117,764	$168,092	$545,555	$563,510

Revenues:
Net premiums earned:
PMA Re	$70,920	$102,573	$251,109	$293,862
The PMA Insurance Group	59,438	60,518	252,348	221,934
Caliber One	8,177	10,189	28,799	24,729
Corporate and Other	(163)	(75)	(832)	(438)

Consolidated net premiums earned	138,372	173,205	531,424	540,087
Net investment income	26,530	27,958	102,591	110,057
Realized gains (losses)	7,907	(3,584)	11,975	(7,745)
Other revenues	4,252	3,890	14,000	12,718

Consolidated revenues	$177,061	$201,469	$659,990	$655,117

Components of operating income (loss) (1):
PMA Re	$6,318	$12,529	$(7,297)	$50,319
The PMA Insurance Group	5,235	4,801	21,601	18,200
Caliber One	16	922	(7,014)	83
Corporate and Other	(2,910)	(4,473)	(19,142)	(20,765)

Pre-tax operating income (loss)	$8,659	$13,779	$(11,852)	$47,837

After-tax operating income (loss)	$7,029	$8,956	$(6,459)	$33,387

Net income	$12,169	$6,627	$1,325	$25,594

Weighted average common shares outstanding:
Basic	21,541,644	22,614,180	21,898,967	22,976,326
Diluted	21,858,033	23,391,567	22,353,622	23,785,916
After-tax operating income (loss) per share:
Basic	$0.33	$0.40	$(0.29)	$1.45

Diluted	$0.32	$0.38	$(0.29)	$1.40

Net income per share:
Basic	$0.56	$0.29	$0.06	$1.11

Diluted	$0.56	$0.28	$0.06	$1.08

Balance Sheet Data:	December 31, 2000	December 31, 1999
Total assets	$3,469,406	$3,245,087
Shareholders' equity	$440,046	$429,143
Shareholders' equity per share (including FAS 115)	$20.40	$19.21
Shareholders' equity per share (excluding FAS 115)	$21.07	$21.22

(1)

Pre-tax operating income (loss) represents pre-tax income (loss) from continuing operations, but excluding net realized investment gains (losses). After-tax operating income (loss) is net income excluding after-tax net realized investment gains (losses).